Exhibit 10.2

DEED OF MUTUAL TERMINATION

Reference is hereby made to that certain Share Sale and Transfer Agreement (the “Agreement”) dated March 5, 2012 by and between bwin.party services (Austria) GmbH (the “Seller”) and SHFL Holdings (Gibraltar) Limited (the “Purchaser”) regarding the purchase and sale of shares of Ongame Network Ltd. (together with entities that it controls, “Ongame”) and the guarantees (the “Guarantees”) of the Purchaser’s and the Seller’s obligations executed by Shuffle Master, Inc. and bwin.party digital entertainment plc, respectively (“Parents”) in connection therewith.

Reference is hereby made to that certain letter agreement dated May 23, 2012 pursuant to which Shuffle Master International, Inc. (the “Original Purchaser”) nominated the Purchaser to succeed to and be substituted for the Original Purchaser under the Agreement and in which the Original Purchaser agreed to remain jointly and severally liable for the full and punctual fulfillment of all obligations out of or related to the Agreement so as to safeguard all rights the Seller has under the Agreement.

Reference is hereby made to that certain Settlement Agreement and Release (the “Settlement Agreement”) dated March 5, 2012 by and between the Shuffle Master, Inc. and the Seller.

The Purchaser hereby unconditionally and irrevocably waives its rights under Section 8.5 of the Agreement and hereby releases the Seller as well as bwin.party digitial entertainment plc and all of its subsidiaries from its obligations under Section 8.5 of the Agreement.  Seller shall, thus, inter alia, be entitled to directly or indirectly: (a) solicit, initiate, encourage or knowingly induce the making, submission or announcement of any offer or proposal from any person concerning any Alternative Transaction (as defined in the Agreement) or take any other action that could lead to an Alternative Transaction or a proposal therefor; (b) furnish any information regarding any Group Company (as defined in the Agreement) to any person in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (c) participate in discussions or negotiations with any Person (as defined in the Agreement) with respect to any Alternative Transaction; (d) cooperate with, facilitate or encourage any effort or attempt by any person to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding with any person that is related to, provides for or concerns any Alternative Transaction.

In consideration of the foregoing waiver and release, the Seller, the Purchaser, the Original Purchaser and Parents hereby agree pursuant to Section 15.1 of the Agreement that the Agreement and the Guarantees shall, without any further action by any party, terminate and be of no further force or effect at 5.00 p.m. Pacific Time on Thursday, June 28, 2012, unless terminated earlier by the Seller in its sole discretion upon written notice to the Purchaser.  For the avoidance of doubt, the Settlement Agreement and the confidentiality agreement entered into between bwin.party digital entertainment plc and ShuffleMaster, Inc. dated 14 September 2011 shall, following termination of the Agreement, remain in full force and effect.

Purchaser, Original Purchaser and Shuffle Master, Inc. herewith confirm that their desire to enter into this mutual termination is primarily the result of Ongame’s financial performance and the uncertainty surrounding the prospects and timing of the potential legalization of online poker in the United States, rather than as a result of any legal or regulatory concern with Ongame’s past or current business (including its past business in the United States) and that none of Shuffle Master, Inc.’s gaming regulators (including United States gaming regulators) has raised any objections to the Purchaser’s proposed acquisition of Ongame. Shuffle Master, Inc. agrees to confirm and shall procure that its subsidiaries confirm this to a potential third party buyer of Ongame at the Seller’s request.

This instrument may be executed in one or more facsimile counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

(signature pages follow)

Dated:  June 25, 2012

SHFL HOLDINGS (GIBRALTAR) LIMITED

By:	/s/ LINSTER FOX
Linster Fox, Chief Financial Officer

SHUFFLE MASTER INTERNATIONAL, INC.

By:	/s/ LINSTER FOX
Linster Fox, Chief Financial Officer

SHUFFLE MASTER, INC.

By:	/s/ LINSTER FOX
Linster Fox, Chief Financial Officer

BWIN.PARTY SERVICES (AUSTRIA) GMBH

By:	/s/ GUNTHER DOPPLER
Name:	Gunther Doppler
Its:	Managing Director

BWIN.PARTY SERVICES (AUSTRIA) GMBH

By:	/s/ THOMAS PRIGLINGER
Name:	Thomas Priglinger
Its:	Managing Director

BWIN.PARTY DIGITAL ENTERTAINMENT PLC

By:	/s/ MARTIN WEIGOLD
Name:	Martin Weigold
Its:	CFO

BWIN.PARTY DIGITAL ENTERTAINMENT PLC

By:	/s/ ROBERT HASKIN
Name:	Robert Haskin
Its:	Company Secretary